SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2003

Varian Semiconductor Equipment Associates, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-25395	77-0501994
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

35 Dory Road, Gloucester, Massachusetts	01930
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 282-2000

(Former name or former address, if changed since last report)

Item 5.    Other Events.

Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) has been advised that on September 19, 2003 Richard A. Aurelio, its Chairman of the Board and Chief Executive Officer, established a structured diversification plan to sell a portion of his equity position in Varian Semiconductor based on a predetermined schedule of dates and minimum prices. Mr. Aurelio has informed Varian Semiconductor that the purpose of the plan is to gradually diversify his investment portfolio.

Mr. Aurelio’s plan has been established pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, which provides guidelines for corporate executives to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material nonpublic information. Other officers or directors of Varian Semiconductor may adopt plans pursuant to Rule 10b5-1 in the future.

Mr. Aurelio’s plan covers an aggregate of 550,000 shares of common stock issuable upon exercise of outstanding options and will continue until all such shares are sold unless earlier terminated. Mr. Aurelio currently beneficially holds 25,605 shares of common stock and holds options to purchase 986,696 shares of common stock at exercise prices ranging from $11.74 to $35.58 per share and vesting on various dates through November 8, 2005.

Actual transactions completed under Mr. Aurelio’s plan will be reported from time to time on Forms 4 filed by Mr. Aurelio with the Securities and Exchange Commission. Except as may be required by law, Varian Semiconductor does not by filing this Current Report on Form 8-K undertake to report modifications, terminations or other activities under Mr. Aurelio’s plan or the adoption, modification, termination or other activities under any future Rule 10b5-1 plans established by other officers or directors of Varian Semiconductor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2003	Varian Semiconductor Equipment Associates, Inc.

	By:	/s/ ROBERT J. HALLIDAY
Robert J. Halliday Vice President and Chief Financial Officer